Delek US Holdings Reports Second Quarter 2015 Results

•	Completed the acquisition of 48 percent ownership in Alon USA in May 2015

•	Tyler refinery total throughput reaches record level of 75,300 barrels per day

•	El Dorado sales volume reaches record level of 87,600 barrels per day

BRENTWOOD, Tenn.--(BUSINESS WIRE) -- August 3, 2015 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2015. Delek US reported a second quarter net income of $48.3 million, or $0.79 per diluted share, versus net income of $54.9 million, or $0.92 per diluted share, for the quarter ended June 30, 2014. Operating income in the second quarter 2014 included a one-time non-cash expense of approximately $22.6 million before tax related to the financial settlement under the restated supply and offtake agreement with J Aron.

Second quarter 2015 results included a $15.3 million net hedging loss, of which $13.4 million was unrealized. There was approximately $22.8 million of costs that reduced performance in the period, which includes the unrealized hedging loss, expenses related to the Alon USA transaction, higher depreciation due to asset disposals and unanticipated pipeline related expenses.

The effect of the Alon USA transaction for the period from May 14, 2015 to June 30, 2015 is included in results for the second quarter 2015. Equity income related to the ownership in Alon USA was $9.2 million, which was reduced by $1.7 million of depreciation expense for a net pre-tax equity income of $7.5 million. As part of the financing of this transaction, interest expense increased by $6.2 million in the second quarter 2015, which included $3.9 million of one-time interest expense related to financing cost.

Results in the second quarter 2015 benefited from increased throughput at the Tyler, Texas refinery and a higher WTI Gulf Coast 5-3-2 crack spread on a year-over-year basis. In the first quarter 2015, as part of the inventory management strategy, crude oil and product inventory was built during a period of lower prices. In the second quarter 2015 there was a 1.2 million barrel inventory reduction that occurred, consisting primarily of crude oil, during a period of rising prices. This change in inventory during the second quarter 2015 was a portion of a $19.0 million net inventory benefit during the period. An offsetting factor was a narrower discount between Midland WTI and Cushing WTI on a year-over-year basis, which lowered the performance in the refining segment.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "During the second quarter our Tyler refinery reached a total throughput record following the completion of a 15,000 barrel per day expansion in March 2015. In addition, our refining segment achieved an operating cost of approximately $4.00 per barrel in the quarter. We took additional steps to improve our crude sourcing flexibility at the El Dorado refinery through a new agreement that will provide access to the recently reversed Exxon North pipeline. This new access allowed Cushing WTI to be delivered from Longview, Texas to

Finney, Louisiana and then to El Dorado beginning in July 2015. Lastly, same store fuel gallons and merchandise sales increased year-over-year in our Retail segment and we made progress on the joint venture crude oil pipeline projects in our Logistics segment."

Yemin concluded, "Also in May we completed a strategic step in our growth plan with the acquisition of 48 percent of the outstanding shares of Alon USA, which added approximately $7.5 million of pre-tax income during the quarter. We look forward to continuing to work with Alon's board and management team, and are excited about the potential to create additional value in the future. Our financial position remains strong, and we expect to see declining capital expenditure needs in the second half of the year, which should create the potential for increased free cash flow from our operations. These factors should provide support for our growth initiatives, while allowing us the flexibility to continue to return cash to our shareholders."

Alon Transaction

On May 14, 2015, Delek US purchased from Alon Israel Oil Company Ltd. (“Alon Israel”) approximately 33.7 million shares, or approximately 48 percent of the outstanding shares, of Alon USA Energy, Inc. (NYSE: ALJ) (“Alon USA”) common stock. Consideration paid to Alon Israel included 6.0 million restricted shares of Delek US, a $145.0 million unsecured promissory note and $200.0 million in cash. The cash payment was financed through a $176.0 million increase in Lion Oil's term loan facility and cash on hand.

In addition to the effects discussed above of this transaction on interest and depreciation expense, the weighted average diluted shares outstanding for Delek US increased by approximately 3.0 million in the second quarter 2015 reflecting a higher share count for the 48 days that followed the Alon USA transaction. The depreciation expense is estimated to be approximately $3.4 million on a quarterly basis going forward, but is subject to change based on the final determination of fair value as of the acquisition date.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on August 25, 2015 will receive this cash dividend payable on September 15, 2015.

Liquidity

As of June 30, 2015, Delek US had a cash balance of $378.4 million and total debt of $971.9 million, resulting in net debt of $593.5 million. This compares to $297.8 million of net debt at March 31, 2015. As of June 30, 2015, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $316.9 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $378.3 million in cash and $655.0 million of debt, or a $276.7 million net debt position. During the second quarter 2015, the increase in debt was primarily associated with the purchase of approximately 48 percent of the outstanding shares of Alon USA.

Refining Segment

	Three Months Ended June 30,
Contribution Margin	2015	2014
($ in millions)
Refining Segment	$112.0	$122.9
Tyler Refinery	$75.2	$84.6
El Dorado Refinery	$36.6	$35.8

Refining contribution margin decreased to $112.0 million from $122.9 million in the second quarter 2014. This decline in year-over-year performance can be attributed to several factors. First, the Midland discount to WTI Cushing narrowed on a year-over-year basis. Second, a net hedging loss of $15.2 million occurred in the second quarter 2015 compared to an $8.5 million hedging gain in the prior year period. In the prior year period, the contribution margin at El Dorado was reduced by a before-tax $22.6 million one-time non-cash expense related to the financial settlement of the restated supply and offtake agreement with J Aron.

The WTI Midland crude discount to WTI Cushing declined on a year-over-year basis, averaging $0.60 per barrel in second quarter 2015 compared to an average of $8.37 per barrel in the second quarter 2014. This decline in the Midland differential was partially offset by a crude oil futures market that was in contango of $1.77 per barrel in the second quarter 2015 compared to backwardation of $0.92 per barrel in the second quarter 2014. The Gulf Coast 5-3-2 crack spread averaged $18.60 per barrel during the second quarter 2015, an increase from $17.10 per barrel during second quarter 2014.

Tyler, Texas Refinery

Operating Highlights	Three Months Ended June 30,
	2015	2014
Crude Throughput, bpd	69,685	58,021
Total Throughput, bpd	75,304	65,808
Total Sales Volume, bpd	71,588	65,969

Refining Margin, $/bbl sold	$15.36	$18.61

Direct Operating Expense, $ in millions	$24.9	$27.1
Direct Operating Expense, $/bbl sold	$3.82	$4.52

During the second quarter 2015, the Tyler refinery benefited from the 15,000 barrel per day expansion completed in March 2015. This was the primary driver in higher throughputs and sales volume. Direct operating expense decreased primarily due to lower utility, chemical/catalysts and insurance expense on a year-over year-basis.

Following the completion of the turnaround and expansion project, total depreciation increased for Delek US beginning in the second quarter 2015. Approximately $1.3 million of this amount in the second quarter

2015 was one-time accelerated depreciation expense related to disposal of equipment associated with work during the Tyler turnaround.

El Dorado, Arkansas Refinery

Operating Highlights	Three Months Ended June 30,
	2015	2014
Crude Throughput, bpd	74,450	79,010
Total Throughput, bpd	80,436	82,324
Total Sales Volume, bpd	87,565	85,812

Refining Margin, $/bbl sold	$8.82	$8.43

Direct Operating Expense, $ in millions	$33.7	$30.0
Direct Operating Expense, $/bbl sold	$4.23	$3.85

During the second quarter 2015, while crude throughput was lower on a year-over-year basis, sales volume increased to a record level of approximately 87,600 barrels per day. In the second quarter 2015, refining margin was reduced by approximately $15.0 million due to higher cost asphalt inventory that was sold during the period. In the prior year period, the refining margin was reduced by $22.6 million, or $2.89 per barrel, as a result of the financial settlement of the supply and offtake agreement. Direct operating expense increased year-over-year due to maintenance, environmental remediation and employee related expenses compared to the second quarter 2014. Included in the second quarter 2015, are approximately $4.2 million of unanticipated pipeline expenses that are primarily related to environmental remediation costs in the period.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the second quarter 2015 was $28.8 million compared to $30.1 million in the second quarter 2014. On a year-over-year basis, results benefited from Delek Logistics’ acquisitions over the past year, including the El Dorado, Arkansas rail offloading rack and the Tyler, Texas crude oil storage tank purchased on March 31, 2015 from subsidiaries of Delek US. Additionally, new agreements put in place on January 1, 2015 increased contribution from the Paline Pipeline, and higher throughputs on assets supporting the Tyler, Texas refinery benefited results. These factors were more than offset by a lower gross margin per barrel in the west Texas wholesale business.

Retail Segment

	Three Months Ended June 30,
Retail Operating Highlights	2015	2014
Contribution margin, $ in millions	$14.3	$16.7
Operating expenses, $ in millions	$35.6	$34.8

Merchandise margin	28.7%	28.4%
Fuel margin, per gallon	$0.153	$0.193

Store count (end of period)	360	362

Retail segment contribution margin decreased year-over-year primarily due to lower fuel margins and higher operating expenses. Operating expense increased primarily due to workers compensation and general liability claim settlements, which was partially offset by lower credit card expense on a year-over-year basis. Fuel gallons sold increased to 116.2 million from 109.4 million in the prior-year period and merchandise sales increased to $109.2 million compared to $103.7 million. On a same store sales basis, fuel gallons sold increased 2.6% and merchandise sales increased 3.6% from second quarter 2014. The increase in same store fuel gallons was primarily driven by improved performance from the large-format store category on a year-over-year basis. At the end of the second quarter 2015, there were a total of 64 large-format stores in the portfolio.

Second Quarter 2015 Results | Conference Call Information

Delek US will hold a conference call to discuss its second quarter 2015 results on Tuesday, August 4, 2015 at 11:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 4, 2015 by dialing (855) 859-2056, passcode 69603058. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter earnings conference call that will be held on August 4, 2015 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 360 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30, 2015	December 31, 2014
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$378.4	$444.1
Accounts receivable	284.0	197.0
Inventory	473.5	469.6
Other current assets	117.6	136.7
Total current assets	1,253.5	1,247.4
Property, plant and equipment:
Property, plant and equipment	2,033.8	1,952.9
Less: accumulated depreciation	(519.4)	(509.6)
Property, plant and equipment, net	1,514.4	1,443.3
Goodwill	73.9	73.9
Other intangibles, net	27.8	21.4
Equity method investments	598.6	—
Other non-current assets	113.8	105.1
Total assets	$3,582.0	$2,891.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$503.9	$476.7
Current portion of long-term debt and capital lease obligations	103.7	56.4
Obligation under Supply and Offtake Agreement	189.1	200.9
Accrued expenses and other current liabilities	142.4	122.9
Total current liabilities	939.1	856.9
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	868.2	533.3
Environmental liabilities, net of current portion	8.3	8.5
Asset retirement obligations	9.3	9.2
Deferred tax liabilities	273.0	266.3
Other non-current liabilities	32.2	18.5
Total non-current liabilities	1,191.0	835.8
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 66,836,208 shares and 60,637,525 shares issued at June 30, 2015 and December 31, 2014, respectively	0.7	0.6
Additional paid-in capital	632.6	395.1
Accumulated other comprehensive loss	(13.4)	(12.6)
Treasury stock, 3,365,561 shares, at cost, as of both June 30, 2015 and December 31, 2014	(112.6)	(112.6)
Retained earnings	745.4	731.2
Non-controlling interest in subsidiaries	199.2	196.7
Total stockholders’ equity	1,451.9	1,198.4
Total liabilities and stockholders’ equity	$3,582.0	$2,891.1

Delek US Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,

	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
	(In millions, except share and per share data)
Net sales	$1,693.1	$2,374.7	$2,843.7	$4,240.4
Operating costs and expenses:
Cost of goods sold	1,438.2	2,108.3	2,444.3	3,751.6
Operating expenses	106.0	102.2	197.4	200.7
General and administrative expenses	34.3	30.0	67.0	61.6
Depreciation and amortization	34.9	28.2	63.2	52.8
Other operating income, net	(0.1)	—	(0.1)	—
Total operating costs and expenses	1,613.3	2,268.7	2,771.8	4,066.7
Operating income	79.8	106.0	71.9	173.7
Interest expense	17.3	10.1	27.4	19.7
Interest income	(0.2)	—	(0.6)	(0.4)
Income from equity method investments	(7.4)	—	(7.4)	—
Other (income) loss, net	(0.1)	0.1	(1.0)	—
Total non-operating expenses, net	9.6	10.2	18.4	19.3
Income before income tax expense	70.2	95.8	53.5	154.4
Income tax expense	15.1	32.6	9.1	51.9
Net income	55.1	63.2	44.4	102.5
Net income attributed to non-controlling interest	6.8	8.3	12.2	13.9
Net income attributable to Delek	$48.3	$54.9	$32.2	$88.6
Basic earnings per share:
Basic earnings per share	$0.80	$0.93	$0.55	$1.49
Diluted earnings per share	$0.79	$0.92	$0.54	$1.48
Weighted average common shares outstanding:
Basic	60,555,444	59,283,465	58,931,705	59,266,256
Diluted	61,114,471	59,875,261	59,470,929	59,869,979
Dividends declared per common share outstanding	$0.15	$0.25	$0.30	$0.50

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2015	2014
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$92.4	$172.0
Net cash used in investing activities	(362.9)	(164.3)
Net cash provided by financing activities	204.8	152.4
Net (decrease) increase in cash and cash equivalents	$(65.7)	$160.1

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2015
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,147.9	$409.9	$134.1	$1.2	$1,693.1
Intercompany fees and sales	188.9	—	38.0	(226.9)	—
Operating costs and expenses:
Cost of goods sold	1,164.8	360.0	132.5	(219.1)	1,438.2
Operating expenses	60.0	35.6	10.8	(0.4)	106.0
Segment contribution margin	$112.0	$14.3	$28.8	$(6.2)	148.9
General and administrative expenses					34.3
Depreciation and amortization					34.9
Other operating income					(0.1)
Operating income					$79.8
Total assets	$2,060.9	$452.3	$352.0	$716.8	$3,582.0
Capital spending (excluding business combinations)	$38.2	$2.2	$6.0	$1.3	$47.7

	Three Months Ended June 30, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,659.2	$508.6	$207.4	$(0.5)	$2,374.7
Intercompany fees and sales	187.4	—	29.0	(216.4)	—
Operating costs and expenses:
Cost of goods sold	1,665.2	457.1	196.6	(210.6)	2,108.3
Operating expenses	58.5	34.8	9.7	(0.8)	102.2
Segment contribution margin	$122.9	$16.7	$30.1	$(5.5)	164.2
General and administrative expenses					30.0
Depreciation and amortization					28.2
Operating income					$106.0
Total assets	$2,084.3	$466.3	$334.6	$274.4	$3,159.6
Capital spending (excluding business combinations)	$23.1	$6.5	$2.0	$7.5	$39.1

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2015
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,848.6	$747.9	$245.3	$1.9	$2,843.7
Intercompany fees and sales	315.2	—	70.3	(385.5)	—
Operating costs and expenses:
Cost of goods sold	1,921.7	653.2	240.9	(371.5)	2,444.3
Operating expenses	108.2	68.1	21.6	(0.5)	197.4
Segment contribution margin	$133.9	$26.6	$53.1	$(11.6)	$202.0
General and administrative expenses					67.0
Depreciation and amortization					63.2
Other operating income					(0.1)
Operating income					$71.9

Capital spending (excluding business combinations)	$123.2	$3.5	$9.8	$1.9	$138.4

	Six Months Ended June 30, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,914.8	$940.2	$385.7	$(0.3)	$4,240.4
Intercompany fees and sales	294.6	—	54.2	(348.8)	—
Operating costs and expenses:
Cost of goods sold	2,869.7	850.6	368.8	(337.5)	3,751.6
Operating expenses	116.3	67.0	19.2	(1.8)	200.7
Segment contribution margin	$223.4	$22.6	$51.9	$(9.8)	$288.1
General and administrative expenses					61.6
Depreciation and amortization					52.8
Other operating income					—
Operating income					$173.7
Capital spending (excluding business combinations)	$125.0	$13.1	$4.3	$11.0	$153.4

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Tyler Refinery	(Unaudited)		(Unaudited)
Days operated in period	91	91	181	181
Total sales volume (average barrels per day)(1)	71,588	65,969	47,528	66,001
Products manufactured (average barrels per day):
Gasoline	38,242	34,073	24,952	35,543
Diesel/Jet	30,403	26,392	18,945	25,753
Petrochemicals, LPG, NGLs	3,697	2,749	2,063	2,350
Other	1,788	1,712	1,071	1,741
Total production	74,130	64,926	47,031	65,387
Throughput (average barrels per day):
Crude oil	69,685	58,021	44,271	58,148
Other feedstocks	5,619	7,787	3,555	8,127
Total throughput	75,304	65,808	47,826	66,275
Per barrel of sales:
Tyler refining margin	$15.36	$18.61	$13.65	$18.04
Direct operating expenses	$3.82	$4.52	$5.26	$4.59

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
El Dorado Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	181	181
Total sales volume (average barrels per day)(2)	87,565	85,812	83,376	72,418
Products manufactured (average barrels per day):
Gasoline	39,956	39,619	39,981	31,143
Diesel	28,933	31,614	28,688	24,197
Petrochemicals, LPG, NGLs	772	1,095	719	850
Asphalt	7,365	6,804	7,722	4,927
Other	1,763	1,131	1,760	832
Total production	78,789	80,263	78,870	61,949
Throughput (average barrels per day):
Crude oil	74,450	79,010	75,566	58,349
Other feedstocks	5,986	3,314	4,690	5,337
Total throughput	80,436	82,324	80,256	63,686
Per barrel of sales:
El Dorado refining margin	$8.82	$8.43	$8.35	$8.90
Direct operating expenses	$4.23	$3.85	$3.99	$4.50

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$57.80	$103.07	$53.33	$100.85
WTI — Midland crude oil (per barrel)	$57.41	$95.43	$52.40	$94.05
US Gulf Coast 5-3-2 crack spread (per barrel)	$18.60	$17.10	$16.81	$16.06
US Gulf Coast Unleaded Gasoline (per gallon)	$1.91	$2.88	$1.70	$2.75
Ultra low sulfur diesel (per gallon)	$1.83	$2.92	$1.76	$2.93
Natural gas (per MMBTU)	$2.73	$4.59	$2.80	$4.88

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	53,863	59,038	55,267	41,936
Refined products pipelines to Enterprise Systems	58,572	59,888	57,258	45,908
SALA Gathering System	21,305	21,300	21,421	22,201
East Texas Crude Logistics System	28,677	3,223	23,892	7,105
El Dorado Rail Offloading Rack	2,964	—	2,964	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	66,860	61,231	47,018	61,828
West Texas marketing throughputs (average bpd)	17,490	17,451	17,070	16,729
West Texas marketing margin per barrel	$1.31	$6.52	$1.35	$5.06
Terminalling throughputs (average bpd)(4)	113,578	98,962	90,581	94,468

Retail Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Number of stores (end of period)	360	362	360	362
Average number of stores	360	361	361	361
Retail fuel sales (thousands of gallons)	116,157	109,418	224,814	207,225
Retail fuel margin ($ per gallon)	$0.153	$0.193	$0.158	$0.161
Merchandise sales (in thousands)	$109,209	$103,695	$203,756	$193,094
Merchandise margin %	28.7%	28.4%	28.5%	28.4%
Change in same-store fuel gallons sold	2.6%	(1.2)%	4.0%	(0.6)%
Change in same-store merchandise sales	3.6%	3.8%	3.5%	5.1%

(1)
Sales volume includes 4,553 bpd and 2,527 bpd sold to the logistics segment during the three and six months ended June 30, 2015 and 794 bpd and 765 bpd in the three months and six months ended June 30, 2014, respectively. Sales volume also includes sales of 4,875 bpd and 2,880 bpd of intermediate and finished products to the El Dorado refinery during the three months and six months ended June 30, 2015 and 1,744 bpd and 4,370 bpd of intermediate and finished products to the El Dorado refinery in the three months and six months ended June 30, 2014, respectively. Sales volume excludes 469 bpd and 3,265 bpd of wholesale activity during the three and six months ended June 30, 2015, respectively. There was no wholesale activity during the three and six months ended June 30, 2014.

(2)
Sales volume includes 3,488 bpd and 3,977 bpd of produced finished product sold to the retail segment during the three and six months ended June 30, 2015, respectively, and 4,002 bpd and 3,949 bpd during the three and six months ended June 30, 2014, respectively. Sales volume also includes 783 and 2,314 bpd of produced finished product sold to the Tyler refinery during the three and six months ended June 30, 2015, respectively, and 1,142 and 1,661 bpd during the three and six months ended June 30, 2014, respectively. Sales volume excludes 26,843 bpd and 25,178 bpd of wholesale activity during the three and six months ended June 30, 2015, respectively, and 13,805 bpd and 12,669 bpd of wholesale activity during the three and six months ended June 30, 2014, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)
Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through June 30, 2015. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Mount Pleasant Terminal are following its acquisition on October 1, 2014. Barrels per day are calculated for only the days we operated each terminal.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870